UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                SCHEDULE 13G


                Under the Securities Exchange Act of 1934
                   (Amendment No.                       )*


                        Home City Financial Corporation
-----------------------------------------------------------------------------
                              (Name of Issuer)


                        Common shares, no par value
-----------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 43706C 10 0
-----------------------------------------------------------------------------
                               (CUSIP Number)



                             December 31, 1999
------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [x ]     Rule 13d-1(b)
     [  ]     Rule 13d-1(c)
     [  ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  43706C 10 0                13G
           -----------


1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      John D. Conroy

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                    (a) _____


                                                    (b) _____

3     SEC USE ONLY



4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States




NUMBER OF            5     SOLE VOTING POWER               16,412
SHARES
BENEFICIALLY
OWNED
BY EACH              6     SHARED VOTING POWER             26,302
REPORTING PERSON
WITH                 7     SOLE DISPOSITIVE POWER          16,412

                     8     SHARED DISPOSITIVE POWER         9,522

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      42,714

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      5.05%

12    TYPE OF REPORTING PERSON*

      IN

Item 1(a).     Name of Issuer:
----------
               Home City Financial Corporation

Item 1(b).     Address of Issuer's Principal Executive Offices:
----------
               63 W. Main Street
               Springfield, Ohio  45502

Item 2(a).     Name of Persons Filing:
----------
               John D. Conroy

Item 2(b).     Address of Principal Business Office or, if none, Residence:
----------
               Conroy Funeral Home, Inc.
               1660 East High Street
               Springfield, OH 45505

Item 2(c).     Citizenship:
----------
               United States

Item 2(d).     Title and Class of Securities:
----------
               Common shares, no par value

Item 2(e).     CUSIP Number:
----------
               43706C 10 0

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

              (a)     [      ]     Broker or Dealer registered under Section
                                   15 of the Act (15 U.S.C. 78o).

              (b)     [      ]     Bank as defined in section 3(a)(6) of the
                                   Act (15 U.S.C. 78c).

              (c)     [      ]     Insurance Company as defined in section 3(a)
                                   (19) of the Act (15 U.S.C. 78c).

              (d)     [      ]     Investment Company registered under section
                                   8 of the Investment Company Act of 1940 (15
                                   U.S.C. 80a-8).

              (e)     [      ]     An investment adviser in accordance with
                                   Reg. Subpart 240.13d-1(b)(1)(ii)(E).

              (f)     [      ]     An employee benefit plan or endowment fund
                                   in accordance with Reg. Subpart
                                   240.13d-1(b)(1)(ii)(F).

              (g)     [      ]     A parent holding company or control person
                                   in accordance with Reg. Subpart
                                   240.13d-1(b)(1)(ii)(G).

              (h)     [      ]     A savings association as defined in
                                   Section 13(b) of the Federal Deposit
                                   Insurance Act (12 U.S.C. 1813).

              (i)     [      ]     A church plan that is excluded from the
                                   definition of an investment company under
                                   Section 3(c)(14) of the Investment
                                   Company Act of 1940 (15 U.S.C. 80a-3).

              (j)     [      ]     A group, in accordance with Reg. Subpart
                                   240.13d-1(b)(1)(ii)(J).


Item 4.       Ownership:

              (a)     Amount Beneficially Owned:
                      42,714

              (b)     Percent of Class:
                      5.05%

              (c)     Number of shares as to which such person has:

                      (i)     sole power to vote or to direct the vote:
                              16,412
                      (ii)    shared power to vote or to direct the vote:
                              26,302

                      (iii)   sole power to dispose or to direct the
                              disposition of:
                              16,412

                      (iv) shared power to dispose or to direct the disposition of:
                              9,522

Item 5.       Ownership of Five Percent or Less of a Class:

              Inapplicable

Item 6.       Ownership of More Than Five Percent on Behalf of Another
              Person:

              Inapplicable

Item 7.       Identification and Classification of the Subsidiary
              Which Acquired the Security Being Reported on by the Parent Holding Company:

              Inapplicable

Item 8.       Identification and Classification of Members of the Group:

              Inapplicable

Item 9.       Notice of Dissolution of Group:

              Inapplicable

Item 10.      Certification:

              By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature:

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 5-9-2000                         /s/ John D. Conroy
      --------                         ------------------
                                       John D. Conroy